SECURITIES AND EXCHANGE COMMISSION
                     Washington, D. C.  20549

                             Form 8-K
Current Report Pursuant to Section 13 or 15(d) of The Securities
Act of 1934

Date of Report (date earliest event reported): October 23, 1996

                    Mallon Resources Corporation
     (exact name of registrant as specified in its charter)

Colorado                  0-17267               84-1095959
(State or other        (Commission           (I.R.S. Employer
jurisdiction           File Number)         Identification No.)
of incorporation)

     999 18th Street, Suite 1700, Denver, Colorado    80202
(address of principal executive offices)            (zip code)

Registrant's telephone number, including area code: (303)293-2333 not applicable
   (former name or former address, if changed since last report)


                                -1-


Item 5.  Other Events

Mallon Resources Corporation (the "Company") issued a press release, dated October 23, 1996, the text of which was as follows:

Mallon Oil Company, a unit of Mallon Resources Corporation (Nasdaq: "MLRC"), reported that it has purchased and retired all of the previously outstanding shares of its Series A Convertible Preferred Stock. The Company paid approximately $1.9 million for this purchase. The funds used were proceeds from the Company's recent sale of 2 million shares of Common Stock for gross proceeds of $13 million. The balance of the net proceeds of that offering will be spent to accelerate the development of the Company's New Mexico oil and gas properties.

George Mallon, President of the Company, said the purchase of the Series A shares accomplished three important objectives: 1) it extinguished a $6 million preference that had been ahead of the Company's common shares; 2) because the shares retired had been convertible into common, the purchase eliminated a substantial overhang over the market for the Company's common stock; and, 3) elimination of the series will clean-up and simplify the Company's balance sheet.

Mallon's oil and gas operations, located primarily in the western United States, are conducted by its wholly-owned subsidiary, Mallon Oil Company. Mallon also owns approximately 14 million shares of the common stock of Laguna Gold Company, a company engaged in the exploration for and development of precious metals in Costa Rica. Laguna common shares are traded on The Toronto Stock Exchange under the symbol "LGC." Mallon is headquartered in Denver, Colorado. Mallon's Common Stock is quoted on the Nasdaq National Market under the symbol "MLRC."

                           Signatures

     Pursuant to the requirements of the Securities Exchange act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                       Mallon Resources Corporation


October 24, 1996       ___/s/ Roy K. Ross_____________________
                       Roy K. Ross, Executive Vice President